We consent to the incorporation by reference in this Registration Statement of Mity-Lite, Inc. on Form S-8 of our reports dated May 13, 1999, appearing in and incorporated by reference in the Annual Report on Form 10-K of Mity-Lite, Inc. for the year ended March 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP
Salt Lake City, Utah
July 23, 1999